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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 17, 2004, relating to the financial statements and financial highlights of RS Diversified Growth Fund, RS Emerging Growth Fund, The Information Age Fund, RS Internet Age Fund, RS MidCap Opportunities Fund, RS Smaller Company Growth Fund, RS Value + Growth Fund, RS Contrarian Value Fund, RS Global Natural Resources Fund, and RS Partners Fund, which appears in such Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.


PricewaterhouseCoopers LLP

San Francisco, California
March 2, 2004